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                                                                   Exhibit 23.1

                         Independent Auditor's Consent
                         -----------------------------

The Board of Directors
PXRE Group Ltd.:

We consent to the use of our reports dated February 11, 2003, with respect to the consolidated balance sheets of PXRE Group Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years then ended, and the related financial statement schedules, incorporated herein by reference.

As discussed in Note 1 to the consolidated financial statements, PXRE Group Ltd. adopted the provisions of FAS 133 "Accounting For Derivative Instruments and Hedging Activities," during 2001.

/s/ KPMG LLP
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New York, New York
May 27, 2003